Exhibit 99.1
UniTek Global Services Reports Fourth Quarter and Full-Year 2013 Results
Full-Year 2013 Revenues Increased 7.8% to $471.9 Million
Full-Year 2013 Adjusted EBITDA1 Improved 12.7% to $44.7 Million
Full-Year 2013 Net (Loss) of $(52.1) Million versus Full-Year 2012 Net (Loss) of $(77.7) Million; Full-Year 2013 Impairment Charges of $24.4 Million versus $14.9 Million in 2012
BLUE BELL, PA, March 31, 2014 - UniTek Global Services, Inc. (“UniTek” or the “Company”) (Nasdaq: UNTK), a premier provider of permanently outsourced infrastructure services to the telecommunications, broadband cable, wireless, transportation, public safety and satellite television industries, today announced financial results for the fourth quarter and full year ended December 31, 2013.
“We believe we have made significant strides in 2013 to strengthen our organization and enhance our customer value proposition,” said Rocky Romanella, Chief Executive Officer. “UniTek navigated a challenging period last year, but our entire team came together under one vision and addressed the issues with true determination. As a result, we have strengthened our underlying processes, making us a more nimble and efficient company. I look forward to the opportunities that lie ahead for our employees and our Company as we tackle the next phase of our development.
“We have made a concerted effort to deepen our operational expertise and establish a specialized sales force that is strategically aligned with our vision and plan. We continue to emphasize our cultural values of integrity, honesty, service and safety excellence” continued Mr. Romanella.
Fourth Quarter 2013 Financial Results
Total consolidated revenues for the fourth quarter of 2013 were $106.9 million, compared with $120.9 million in revenues for the fourth quarter of 2012, a decrease of 11.6%.
Revenues for the Fulfillment segment in the fourth quarter of 2013 were $76.0 million, a decrease of 5.8%, compared with $80.7 million for the same period in 2012. The decrease in Fulfillment segment revenues was primarily attributable to the closure of certain low or negative margin cable markets during 2013.
For the Engineering and Construction segment, revenues for the fourth quarter 2013 were $30.9 million, a decrease of 23.3%, compared with $40.2 million for the fourth quarter of 2012. The decrease in Engineering and Construction revenues was primarily attributable to a reduction in our wireless turf work year over year as well as lower systems integration revenues.
Adjusted EBITDA1 for the fourth quarter of 2013 was $11.7 million, an increase of 18.2%, compared with adjusted EBITDA of $9.9 million for the same period last year. The increase was driven by a decrease in selling, general and administrative expenses associated with compensation expense, insurance costs and other cost savings of $5.5 million, excluding the effect of stock-based compensation and transaction costs, offset by a decrease of $3.7 million in gross profit on lower revenues.
(Loss) from continuing operations for the fourth quarter of 2013 was $(24.5) million, or $(1.28) per basic and diluted share, compared with (loss) from continuing operations of $(19.1) million, or $(1.01) per basic and diluted share, for the fourth quarter of 2012. The increase of $5.4 million in loss from continuing operations was a result of lower gross profit and higher interest expense as well as an increase of $8.4 million of noncash impairment charges related to goodwill. During the fourth quarter of 2013, we recognized an impairment loss of $23.3 million, related to the goodwill of the Wireless reporting unit and our Cable reporting unit. These charges were partially offset by lower selling, general and administrative expenses and depreciation and amortization charges in the quarter ended December 31, 2013 as compared to the prior year quarter. Restatement and investigation expenses in the quarter ended December 31, 2013 offset the decline in restructuring charges.
Net (loss) for the fourth quarter of 2013 was $(25.4) million, or $(1.33) per basic and diluted share, compared with net (loss) of $(22.6) million, or $(1.20) per basic and diluted share, for the fourth quarter of 2012. The increase in net loss in the quarter resulted from the increase in the loss from operations being only partially offset by a decline in the loss from discontinued operations. Net loss excluding certain items2 was $0.0 million in the fourth quarter of 2013 as compared to $(2.5) million in the same period in 2012.
Full-Year 2013 Financial Results
Total revenues for the full year ended December 31, 2013 were $471.9 million, an increase of 7.8%, compared with $437.6 million in revenues for the full year ended December 31, 2012.
For the Fulfillment segment, full-year 2013 revenues were $316.9 million, an increase of 3.8%, compared with $305.3 million for the full year 2012. The increase in Fulfillment segment revenues was primarily attributable to our entry into new markets as a result of the acquisition of satellite fulfillment markets in September 2012 and organic growth within those markets, as well as organic growth from other satellite customers. These revenue gains were partially offset by lower volume from our cable fulfillment customers as we closed or exited markets in the U.S.
For the Engineering and Construction segment, full-year 2013 revenues were $155.1 million, an increase of 17.2%, compared with $132.3 million for the full year 2012. The increase in Engineering and Construction revenues was primarily attributable to revenue growth from our wireless turf agreement in the Northeast, which will conclude by August 2014.
Adjusted EBITDA1, for the full year 2013 was $44.7 million, an increase of 12.7% compared with adjusted EBITDA of $39.6 million for the full year 2012. The improvement was driven by an increase of $3.8 million in gross profit combined with a decline in selling, general and administrative expenses of $1.3 million excluding the effect of stock-based compensation and transaction costs.
(Loss) from continuing operations for the full year 2013 was $(50.5) million, or $(2.65) per basic and diluted share, compared with (loss) from continuing operations of $(39.5) million, or $(2.17) per basic and diluted share, for the full year 2012. In 2013, we recognized noncash impairment losses of $24.4 million related to goodwill and intangibles of the Wireless reporting unit and our Cable reporting unit.
Net (loss) for the full year 2013 was $(52.1) million, or $(2.73) per basic and diluted share, compared with net (loss) of $(77.7) million, or $(4.28) per basic and diluted share, for the full year 2012. The Company recognized $10.5 million of contingent consideration expenses during the year ended December 31, 2012. The decrease in net loss for the year resulted from the increase in the loss from operations offset by a decline in 2013 in the loss from discontinued operations. Net loss excluding certain items2 was $(7.1) million in 2013 as compared to $(6.5) million in 2012.
Andrew Herning, Chief Financial Officer, added, “We believe the changes we have made to our organizational structure are gaining traction, and anticipate future financial benefit from these measures. We remain steadfast in our efforts to drive down expenses and generate positive cash flow to reduce debt.”
Outlook
Commenting on the outlook for 2014, Mr. Romanella remarked: “DIRECTV continues to be our valued partner and we thank them for their support and look forward to consistently meeting their high quality service expectations and representing their trusted brand to the best of our ability. Our AT&T Northeast Turf Agreement is winding down, and we plan to continue to execute to the expectations of this customer. We will continue to seek to cultivate our relationship with the major carriers in the wireless space and believe we are poised to offer new services and gain additional new business as well as expand our sales efforts into other areas that complement the end-to-end telecom solutions we offer. For example, we recently launched a managed services division and have contracts with several key customers. We believe we can grow our business overall this year, and that we will diversify our customer base as we assess new opportunities,” concluded Mr. Romanella.
Conference Call
Management will host a conference call to review the Company’s financial results at 5:00 p.m. Eastern time, on Monday, March 31, 2014. Interested parties may access the call by calling (877) 868-1833 from within the United States, or (970) 315-0472 if calling internationally, and requesting conference call ID 21473847. Please dial-in approximately five minutes prior to the start of the call. A replay will be available through April 7, 2014 and can be accessed by dialing (855) 859-2056 in the U.S., or (404) 537-3406 internationally, and entering conference ID 21473847. The call will be also be available as a live, listen-only webcast under the “Events and Presentations” page on the “Investor Relations” section of the Company’s website. Following the live event, an online archive will be available for 90 days.
About UniTek Global Services
UniTek Global Services is a provider of engineering, construction management and installation fulfillment services to companies specializing in the telecommunications, broadband cable, wireless, two-way radio, transportation, public safety and satellite industries. UniTek has created a scalable operating platform, enabling each UniTek subsidiary to deliver quality services to its Fortune 200 customers. UniTek’s website is: www.unitekglobalservices.com.
Forward-Looking Statements
The statements in this press release that are not historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts, and include without limitation statements regarding the projected growth of and developments in the Company’s business, enhancements to the Company’s brand and attractiveness to employees, the building of shareholder value, expected impacts on revenues from AT&T, and the achievement of revenue and growth objectives. These statements are subject to uncertainties and risks including, but not limited to, the Company’s ability to address issues arising from previously disclosed accounting-related matters, operating performance, general financial, economic, and political conditions affecting the Company’s business and its target industries, the ability of the Company to perform its obligations under its contracts and agreements with customers, and other risks contained in reports filed by the Company with the Securities and Exchange Commission, including in our Form 10-K for the year ended December 31, 2013. The words “may,” “could,” “should,” “would,” “believe,” “are confident,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “aspire,” and similar expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward looking statement, whether written or oral, which may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.
Non-GAAP Measures

(1)
Adjusted EBITDA is a key indicator used by our management to evaluate operating performance of our continuing operations and to make decisions regarding compensation and other operational matters as well as by our investors and lenders in evaluating our performance. While Adjusted EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles, or GAAP, and should not be considered an alternative to operating performance, we believe this measure is useful to investors in assessing our performance with other companies in our industry. This calculation may differ in method of calculation from similarly titled measures used by other companies or from required calculations pursuant to our loan agreements. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as supplemental information. Adjusted EBITDA is our EBITDA adjusted for discontinued operations, stock-based compensation and other unusual or non-recurring costs, including the costs associated with the restatements of our financial statements during 2013, the investigation conducted by our Audit Committee during the year and related costs.

(2)
Our management is using net (loss) excluding certain items as an indicator to evaluate the operating performance of the Company excluding the impact of various recent events. While net (loss) excluding certain items is not intended to replace any presentation included in the consolidated financial statements under generally accepted accounting principles, or GAAP, and should not be considered an alternative to operating performance, we believe this measure is useful to investors in assessing our performance by not giving effect to various recent events that have impacted our business. Specifically, these items are (i) (income) loss from discontinued operations, (ii) restructuring charges, (iii) asset impairment, (iv) investigation and related costs, (v) loss on extinguishment of debt and (vi), (income) expense related to contingent consideration.

Contact Info
The Piacente Group | Investor Relations
Kathy Price
(212) 481-2050
unitek@tpg-ir.com

UNITEK GLOBAL SERVICES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

(in thousands, except per share amounts)	December 31, 2013	December 31, 2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,842	$3,836
Accounts receivable, net of allowances	73,358	102,490
Inventories	15,187	15,266
Other current assets	10,707	7,560
Total current assets	101,094	129,152
Restricted cash	16,767	—
Property and equipment, net of accumulated depreciation of $49,189 and $41,953	14,912	26,393
Amortizable intangible assets, net (includes amortizable customer relationships, net, of $32,263 and $38,090)	33,963	42,013
Goodwill	98,579	121,920
Other assets, net	5,233	6,925
Total assets	$270,548	$326,403

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$7,502	$3,450
Current portion of capital lease obligations	4,849	7,688
Accounts payable	23,906	48,845
Accrued insurance	17,719	16,248
Accrued compensation and benefits	7,965	9,766
Other current liabilities	17,296	27,361
Total current liabilities	79,237	113,358
Long-term debt, net of current portion	174,044	153,014
Long-term capital lease obligations, net of current portion	3,509	8,040
Other liabilities	2,299	3,688
Total liabilities	259,089	278,100

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.00002 par value (20,000 shares authorized, no shares issued or outstanding)	—	—
Common Stock, $0.00002 par value (200,000 shares authorized, 19,039 and 18,736 issued and outstanding)	—	—
Additional paid-in capital	$275,274	$260,077
Accumulated other comprehensive income	89	57
Accumulated deficit	(263,904)	(211,831)
Total stockholders’ equity	11,459	48,303
Total liabilities and stockholders’ equity	$270,548	$326,403

UNITEK GLOBAL SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income or Loss

	Three Months Ended		Years Ended
(in thousands, except per share amounts)	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012

Revenues	$106,871	$120,929	$471,933	$437,596
Cost of revenues	88,782	99,137	387,376	356,794
Gross profit	18,089	21,792	84,557	80,802
Selling, general and administrative expenses	7,024	12,867	42,223	46,357
(Income) expense related to contingent consideration	—	19	(114)	10,096
Restructuring charges	(78)	1,613	1,071	8,013
Restatement, investigation and related costs	1,230	—	8,820	—
Impairment charges	23,284	14,900	24,374	14,900
Depreciation and amortization	4,191	6,679	20,258	26,469
Operating (loss)	(17,562)	(14,286)	(12,075)	(25,033)
Interest expense	8,862	4,833	30,454	15,329
Loss on extinguishment of debt	—	—	9,247	—
Other expense, net	(965)	(98)	(733)	(1,244)
(Loss) income from continuing operations before income taxes	(25,459)	(19,021)	(51,043)	(39,118)
Income tax (benefit) expense	(1,001)	38	(552)	353
(Loss) from continuing operations	(24,458)	(19,059)	(50,491)	(39,471)
(Loss) from discontinued operations	(930)	(3,587)	(1,582)	(38,259)
Net loss	$(25,388)	$(22,646)	$(52,073)	$(77,730)
Other comprehensive income or loss:
Foreign currency translation	3	3	32	39
Comprehensive loss	$(25,385)	$(22,643)	$(52,041)	$(77,691)

Net loss per share – basic and diluted:
Continuing operations	$(1.28)	$(1.01)	$(2.65)	$(2.17)
Discontinued operations	(0.05)	(0.19)	(0.08)	(2.11)
Total	$(1.33)	$(1.20)	$(2.73)	$(4.28)

Weighted average shares of common stock outstanding – basic and diluted	19,140	18,809	19,046	18,182

UNITEK GLOBAL SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Years Ended
(in thousands)	December 31, 2013	December 31, 2012
Cash flows from operating activities:
Net loss	$(52,073)	$(77,730)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for doubtful accounts	2,792	4,819
Depreciation and amortization	20,353	29,016
Impairment charges	24,374	50,080
Loss on extinguishment of debt	9,247	—
Interest and fees added to debt principal	8,204	—
Non-cash interest expense	2,943	2,180
Loss on sale of Wireline Group	—	978
(Income) expense related to contingent consideration	(114)	10,096
Stock-based compensation	2,176	4,905
Loss (gain) on sale of property and equipment	(940)	(1,365)
Deferred income taxes, net	84	(5,602)
Contingent consideration	—	(1,560)
Changes in working capital:
Accounts receivable	26,340	(28,029)
Inventories	79	(2,571)
Prepaid expenses and other assets	(2,587)	(4,268)
Accounts payable and other liabilities	(30,825)	28,001
Net cash used in operating activities	10,053	8,950

Cash flows from investing activities:
Acquisition of property and equipment	(2,360)	(5,642)
Proceeds from sale of property and equipment	2,056	2,133
Cash paid for acquisition of businesses, net of cash acquired	—	(16,858)
Proceeds from sale of Wireline Group		5,435
Net cash used in investing activities	(304)	(14,932)

Cash flows from financing activities:
Proceeds from new revolving credit facility, net	21,161	11,229
Proceeds from term loan facilities	—	33,750
Repayment of term loan facilities	(1,298)	(1,277)
Repayment of capital leases	(8,174)	(11,585)
Deposit of cash to collateralize letters of credit	(24,716)	—
Release of cash restriction on collateralized letters of credit	7,949	—
Payment of contingent consideration	—	(21,480)
Payment of financing fees	(6,811)	(1,021)
Other financing activities	(79)	(362)
Net cash (used in) provided by financing activities	(11,968)	9,254

Effect of exchange rate on cash and cash equivalents	225	31
Net (decrease) increase in cash and cash equivalents	(1,994)	3,303
Cash and cash equivalents at beginning of period	3,836	533
Cash and cash equivalents at end of period	$1,842	$3,836

Supplemental cash flow information:
Interest paid	$20,331	$13,600
Income taxes paid	382	879

Significant non-cash investing and financing activities:
Value of warrants issued to lenders under term loan facilities	$13,066	$—
Fair value of equity paid for acquisition	—	5,789
Acquisition of property and equipment financed by capital leases	804	4,313

UNITEK GLOBAL SERVICES, INC. AND SUBSIDIARIES
Reconciliation of Net Income or Loss to Non-GAAP Measurements

	Three Months Ended		Year Ended
(in thousands)	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012

Net loss	$(25,388)	$(22,646)	$(52,073)	$(77,730)
Loss from discontinued operations	930	3,587	1,582	38,259
Impairment charges	23,284	14,900	24,374	14,900
Restructuring charges	(78)	1,613	1,071	8,013
Restatement, investigation and related costs	1,230	—	8,820	—
Loss on extinguishment of debt	—	—	9,247	—
(Income) expense related to contingent consideration	—	19	(114)	10,096
Net income (loss) excluding certain items	(22)	(2,527)	(7,093)	(6,462)

Income tax (benefit) expense	(1,001)	38	(552)	353
Depreciation and amortization	4,191	6,679	20,258	26,469
Interest expense	8,862	4,833	30,454	15,329
Stock-based compensation	502	855	2,176	4,905
Transaction costs	100	90	180	291
Other expense, net	(965)	(98)	(733)	(1,244)
Adjusted EBITDA	$11,667	$9,870	$44,690	$39,641